Exhibit 10.40

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by Quintiles Transnational Corp., a North Carolina corporation (hereinafter the “Company”) and Kevin Gordon (hereinafter the “Executive”). The Company desires to employ Executive as its Executive Vice President, Chief Financial Officer and provide adequate assurances to Executive and Executive desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1. EMPLOYMENT. The Company employs Executive and Executive accepts employment on the terms and conditions set forth in this Agreement.

2. NATURE OF EMPLOYMENT. Executive shall report to the Chief Executive Officer of the Company and shall serve as Executive Vice President, Chief Financial Officer, and have such responsibilities and authority as the Company may assign from time to time, commensurate with his title and remuneration. Additionally, Executive agrees to perform such other duties consonant with those of an executive at his level as the Company may set from time to time.

2.1 Executive shall perform all duties and exercise all authority in accordance with, and shall otherwise comply with, all Company policies, procedures, practices and directions.

2.2 Executive shall devote all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Company’s and/or its Affiliates’ interests. During his employment, Executive shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Company’s prior written consent (such consent not to be unreasonably withheld); provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit, which do not create actual or potential conflicts of interest with the Company and/or its Affiliates. As used in this Agreement, “Affiliates” shall mean: (i) any Company’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or Company’s parent, subsidiary or related entity.

2.3 Executive’s base of operation shall be Durham, NC, subject to business travel as may be necessary in the performance of Executive’s duties.

3. COMPENSATION.

3.1 Base Salary. Executive’s monthly salary for all services rendered shall be $37,500.00 (less applicable withholdings), payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time. Executive’s salary shall be reviewed in accordance with the Company’s policies, procedures and practices as they may exist from time to time.

3.2 Executive Compensation Program. Executive may participate as a Global Grade 40 employee in Company non-salary compensation programs as may be available from time to time, including but not limited to, the annual Executive Performance Incentive Plan (or successor plans) which may be made available from time to time to Company employees and executives; provided, however, that Executive’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. For the year 2010, Executive shall be guaranteed a bonus in the amount of $382,500.00. In subsequent years, Executive shall be eligible to participate at a target level of eighty-five percent (85%) of his then annual base salary.

3.3 Other Benefits. Executive may participate in available medical, dental, life and disability insurance, 401(k), pension, personal leave, executive benefit allowance and other employee benefit plans and programs as may be available to Executives at the Company’s discretion, except Executive may not receive severance payments other than as specified in this Agreement; provided, however, that Executive’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Executive will receive a one-time sign-on bonus of $75,000.00, to be paid in a lump sum on the payroll date occurring immediately following completion of 30 days of employment. This bonus will be subject to applicable withholdings, including federal and state taxes. Company will also provide Executive with the Company’s relocation package which, subject to its terms and conditions, will include extended temporary housing up to twelve (12) months, reimbursement of reasonable travel costs between Pennsylvania and North Carolina for such time as Executive remains in temporary housing, reimbursement of closing costs, an eight thousand dollar ($8,000.00) miscellaneous allowance, reimbursement for packing, shipping, storage and other benefits, subject to all applicable withholdings for taxes. Notwithstanding the foregoing and the terms of the Company’s relocation program, any taxable payment made under the Company’s relocation package that is includible in Executive’s gross income shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date. All reimbursements and payments made in connection with relocation shall be provided to Executive on or before March 15, 2011, or within sixty (60) days of when any reimbursable expense is incurred, whichever date is later.

3.4 Business Expenses. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. Expenses covered by this provision include but are not limited to travel, entertainment, professional dues, subscriptions and dues, fees and expenses associated with membership in various professional, and business and civic associations of which Executive’s participation is in the Company’s best interest. All such reimbursements shall be made no later than March 15 of the year following the year in which the expenses were incurred. Company shall also provide Executive with a monthly executive benefit allowance of $2500, less applicable withholding and paid in substantially equal installment payments in accordance with the Company’s normal payroll practices. This allowance is intended to be used for miscellaneous expenses such as automobile expenses, tax return preparation fees, financial planning fees, legal fees, any micro purchase plan, and such other expenses of the Executive’s choosing.

3.5 Stock Options. Subject to the approval of the Compensation & Nominations Committee of the Board of Directors of Quintiles Transnational Holdings Corp. (“Holdings”) and, if such approval is received, to the terms of a separate Award Agreement awarding non-qualified stock options (the “Option Agreement”) to which Executive must agree in writing, Executive shall receive options to purchase at least 300,000 shares of Holdings stock based upon the actual award approved, the date approved for grant and the fair market value at grant date (the “Options”).

3.6 Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 3.2 through 3.5. Any amendments, modifications, revisions and revocations of these plans, programs and/or benefits shall apply to Executive.

3.7 If, at any time during which Executive is receiving salary or post-termination payments from the Company, he receives payments on account of mental or physical disability from any Company-provided plan, then the Company, at its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

4. TERM OF EMPLOYMENT. The term of employment shall commence on July 30, 2010 and continue until terminated as set forth herein:

4.1 Either party may terminate the employment relationship without cause at any time upon giving the other party sixty (60) days written notice.

4.2 In addition to termination without cause pursuant to Section 4.1 above, Executive’s employment may also be terminated as follows:

4.2.1 The Company may terminate Executive’s employment relationship immediately without notice at any time for the following reasons which shall constitute “Cause”: (i) Executive’s death; (ii) Executive’s physical or mental inability to perform the essential functions of his duties satisfactorily for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Company in its reasonable discretion and in accordance with applicable law; (iii) any act or omission of Executive constituting or rising to the level of willful misconduct (including willful violation of the Company’s policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which, as determined by the Company in its reasonable discretion, may cause material harm, or any other actions that are materially detrimental to the interests of Holdings or the Company; (iv) any other reason recognized as “cause” under applicable law; or (v) Executive’s material breach of this Agreement.

4.2.2 Executive may terminate Executive’s employment for “Good Reason” if, without the consent of the Executive, any of the following events occur:; (i) a change to the Executive’s reporting relationship such that he is no longer reporting to the Chief Executive Officer of the Company or, in the case of a change in control, he is no longer the most senior financial officer of the entity with authority and responsibility for the Company’s business; (ii) the Executive’s annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced; (iii) a material diminution in Executive’s duties or responsibilities, making his position inconsistent with his duties as Executive Vice President, Chief Financial Officer, and (iv) a relocation of Executive’s principal workplace as of the date hereof that exceeds fifty (50) miles. Executive agrees to provide the Company with written notice of the event constituting Good Reason within thirty (30) days of becoming aware of the actions or inactions of the Company giving rise to such Good Reason. Such termination for Good Reason shall become effective sixty (60) days following Executive’s written notice, provided the Company has not cured the actions or inactions giving rise to Executive’s notice of termination for Good Reason.

4.3 This Agreement shall terminate upon the termination of the employment relationship with the following exceptions: Section 6 (Trade Secrets, Confidential Information, Company Property and Competitive Business Activities), Section 7 (Intellectual Property Ownership), Section 8 (License), Section 9 (Release) shall survive the termination of Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.

5. COMPENSATION AND BENEFITS UPON TERMINATION.

5.1 The Company’s obligation to compensate Executive ceases on the effective termination date except as to: (i) amounts due at that time; (ii) any amount subsequently due pursuant to the program described in Section 3.2; and (iii) any compensation and/or benefits to which he may be entitled to receive pursuant to Sections 5.2, 5.3 or 5.4.

5.2 If the Company terminates Executive’s employment pursuant to Section 4.1 (without cause), then the Company’s sole obligation shall be to pay Executive: (i) amounts due on the effective termination date; (ii) any amounts subsequently due pursuant to the program described in Section 3.2; and (iii) subject to Executive’s compliance with Sections 6, 7, 8 and 9 and subject to Sections 3.6 and 5.6, an amount equal to 1.55 times his then current monthly salary plus sixty thousand dollars ($60,000) (representing Executive’s $2,500 monthly executive benefit allowance) (less applicable withholdings) for the twenty-four (24) month non-competition period set forth in Section 6.3, payable in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his separation from service commencing on the first such payroll date on or following the tenth (10th) day after the date on which the release of claims required by Section 5.6 becomes effective and non-revocable, but not after ninety (90) days following termination from employment.

5.3 If the Company terminates Executive’s employment for Cause as provided in Sections 4.2.1(i) (death), (ii) (physical or mental inability to perform), (iii) (materially harmful acts or omissions), (iv) (other reasons recognized as “cause”) or (v) (Executive’s material breach) or if the Executive terminates his employment pursuant to Section 4.1 (without cause), then the Company’s sole obligation shall be to pay Executive: (i) amounts due on the effective termination date and (ii) any amounts subsequently due pursuant to the program described in Section 3.2, provided, however, that before the Company terminates Executive’s employment for cause pursuant to Section 4.2.1(ii) (physical or mental inability to perform), the Company shall ensure Executive has the opportunity to apply for disability coverage pursuant to the disability insurance policies then in effect, to the extent consistent with the terms of the applicable plan. Executive, except when employment terminates pursuant to Section 4.2.1(i) (death) shall comply with Sections 6, 7, 8 and 9 of this Agreement upon expiration or termination of this Agreement.

5.4 If Executive terminates the employment relationship pursuant to Section 4.2.2 of this Agreement (termination by Executive for Good Reason), then the Company’s sole obligation to Executive in lieu of any other damages or other relief to which he otherwise may be entitled shall be: (i) an amount equal to amounts due at the time of his termination; and (ii) subject to Executive’s compliance with Sections 6, 7, 8 and 9 and subject to Sections 3.6 and 5.6, liquidated damages in an amount equal to 1.55 times his then current monthly salary plus sixty thousand dollars ($60,000) (representing Executive’s $2,500 monthly executive benefit allowance) (less applicable withholdings) for the twenty-four (24) month non-competition period set forth in Section 6.3, payable in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his separation from service commencing on the first such payroll date on or following the tenth

(10th) day after the date on which the release of claims required by Section 5.6 becomes effective and non-revocable, but not after ninety (90) days following termination from employment. In addition, if Executive terminates his employment for Good Reason, he will not be required to repay relocation costs expended on his behalf, and the Company agrees to reflect such exception to the Company’s relocation program in any relocation benefits repayment agreement it requires Executive to sign.

5.5 In the event Executive is receiving payments under Section 5.2 or Section 5.4 of this Agreement, and subject to Executive’s compliance with Sections 6, 7, 8 and 9, and subject to Section 3.7 and 5.6, Executive shall be entitled to a lump sum payment equal to twenty-four (24) multiplied by the Company’s monthly cost for providing the type of medical, dental, vision, long term disability and term life insurance coverage, as applicable, in effect for Executive (e.g., family coverage v. employee-only coverage) at the time of his termination, payable in a one-time lump sum payment, less any applicable tax withholdings, within ten (10) calendar days following the effective date of the general release required by Section 5.6, but not later than ninety (90) days following termination from employment. Any payment under this section that is includible in Executive’s gross income shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date. Executive shall bear full responsibility for applying for COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.

5.6 Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments under Sections 5.2 and 5.4 is conditioned upon Executive’s execution of an enforceable release of all claims and his compliance with Sections 6, 7, 8 and 9 of this Agreement. If Executive chooses not to execute such a release or fails to comply with these sections, then the Company’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time and any amount subsequently due pursuant to the program described in Section 3.2. The release of claims shall be provided to Executive within thirty (30) days of his separation from service and Executive must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

5.7 Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to any severance plan, policy and practice of the Company and or its affiliates. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which he may be entitled under employee benefit plans in which he participates.

6. TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES.

Executive acknowledges that: (i) the Company and its Affiliates have worldwide business operations, a worldwide customer base, and are engaged in the business of contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries; (ii) by virtue of his employment by and upper-level position with the Company, he has or will have access to Trade Secrets and Confidential Information (as defined in Sections 6.1(5) and 6.1(6)) of the Company and its Affiliates, including valuable information about their worldwide business operations and entities with whom they do business in various locations throughout the world, and has developed or will develop relationships with their customers and others with whom they do business in various locations throughout the world; and (iii) the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities’ provisions set forth in this Agreement are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him/her to understand the scope of the restrictions imposed on him/her.

6.1 Trade Secrets and Confidential Information. Executive acknowledges that: (i) the Company and/or its Affiliates will disclose to him/her certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company and/or its Affiliates (or a third parry providing such information to the Company and/or its Affiliates) and the Company and/or its Affiliates or such third party owns all worldwide rights therein under patent, copyright, trademarks, trade secret, confidential information or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Executive does not confer upon him/her any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

6.1(1) Executive may use the Trade Secrets and Confidential Information only while he is employed or otherwise retained by the Company and only then in accordance with applicable Company policies and procedures and solely for Company’s benefit. Except as authorized in the performance of services for the Company, Executive will hold in confidence and will not, either directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company’s request, Executive shall return Trade Secrets and

Confidential Information and all related materials.

6.1(2) If Executive is required to disclose Trade Secrets or Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.

6.1(3) Executive’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

6.1(4) Executive’s obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.

6.1(5) As used in this Agreement, “Trade Secrets” means information of the Company, its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.1(6) As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Executive.

6.2 Company Property. Upon termination of his employment, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company and/or Affiliates property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliates client, or Company and/or Affiliates business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

6.3 Competitive Business Activities. During his employment and for twenty-four (24) months following his effective termination date (regardless of the reason for the termination and regardless of whether initiated by Executive or Company), Executive will not engage in the following activities:

6.3.1(a) on Executive’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

(i) compete with the Company, or any of its Affiliates with whom the Executive worked or about whom Executive has significant knowledge (each, a “Restricted Affiliate”), within the geographical areas set forth in Section 6.3.2; except that Executive, without violating this provision, may become employed by any company which is engaged in the integrated development, discovery, manufacture, marketing and sale of pharmaceutical drugs that does not engage in contract sales and/or research;

(ii) within the geographical areas set forth in Section 6.3.2, solicit or do business which competes with the business engaged in by the Company or a Restricted Affiliate, from or with persons or entities: (A) who are customers of the Company or a Restricted Affiliate; (B) who Executive or someone for whom he was responsible solicited, negotiated, contracted or serviced on the Company’s or a Restricted Affiliate’s behalf; or (C) who were customers of the Company or a Restricted Affiliate at any time during the last year of Executive’s employment with the Company;

(iii) offer employment to or solicit directly for employment any employee or other person who had been employed by the Company and/or its Affiliates during the last year of Executive’s employment with the Company, unless such individual’s employment with the Company terminated more than twelve (12) months prior to the offer or solicitation; or

6.3.1(b) directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the Company’s and/or Affiliates’ goodwill, name, business relations, prospects and operations.

6.3.2 The restrictions set forth in Section 6.3 apply to the following geographical areas: (i) within a 60-mile radius of the Company and/or its Affiliates where the Executive had an office during the Executive’s employment with the Company and/or its Affiliates; (ii) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive’s substantial services were provided, or for which Executive had substantial responsibility, or in which Executive performed substantial work on Company and/or Affiliates’ projects, while employed by the Company; and (iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company and/or its Affiliates is located or does or, during Executive’s employment with Company, did business.

6.3.3 Notwithstanding the foregoing, Executive’s ownership, directly or indirectly, of not more than one (1) percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.

6.4 Remedies. Executive acknowledges that his failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate and thus the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions. If the Company prevails in any action seeking to enforce the foregoing provisions of this Agreement, or is otherwise successful in obtaining preliminary or permanent injunctive relief with regard to Executive’s actions or threatened actions: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments, including but not limited to those otherwise available pursuant to Sections 5.2 or 5.4; (ii) Executive will return all post-termination payments received pursuant to this Agreement, including but not limited to those received pursuant to Sections 5.2 or 5.4; (iii) Executive will indemnify the Company and/or its Affiliates for all expenses including reasonable attorneys’ fees in seeking to enforce these provisions; and (iv) if, as a result of Executive’s failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments under this provision and/or Executive returns all post-termination payments received pursuant to this Agreement, Executive shall remain obligated to abide by the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities provisions set forth in this Agreement. If Executive prevails in any action by the Company to enforce the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities provisions of this Agreement, the Company shall indemnify Executive for all expenses, including reasonable attorneys’ fees, incurred by Executive in defending the action.

6.5 Tolling. The period during which Executive must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.

6.6 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Executive’s obligations or the Company’s and/or its Affiliates’ rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition or intellectual property which Executive has executed in the past or may execute in the future or contemporaneously with this Agreement.

7. INTELLECTUAL PROPERTY OWNERSHIP.

7.1 As used in this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), improvements, modifications, discoveries, methods, developments, picture, audio, video, artistic works and all works of authorship, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right, created or developed in whole or in part by Executive, while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement.

7.2 All Work Product shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations and any other protection available in the Work Product. Executive agrees to perform, during or after his employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect and defend its ownership of the Work Product.

7.3 Notwithstanding the foregoing, this Agreement shall not require assignment of any invention that: (i) Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, Trade Secrets or Confidential Information; and (ii) does not relate to the Company’s business or actual or anticipated research or development or result from any work performed by Executive for the Company.

7.4 Executive shall promptly disclose to the Company in writing all Work Product conceived, developed or made by him/her, individually or jointly.

8. LICENSE. To the extent that any preexisting materials are contained in Work Product which Executive delivers to the Company or its customers, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.

9. RELEASE. Executive acknowledges that: (i) as a part of his services, he may provide his image, likeness, voice or other characteristics; and (ii) the Company may use his image, likeness, voice or other characteristics and expressly releases the Company, its Affiliates and its and/or their agents, employees, licensees and assigns from and against any and all claims which he has or may have for invasion of privacy, right of privacy, defamation, copyright infringement or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast or exhibition of such characteristics.

10. CHANGE IN CONTROL.

10.1 For purposes of the Agreement, a “Change in Control” shall mean the occurrence of any one of the following:

(A) An acquisition (other than directly from the Company) of any voting securities of the Company by any “Person” (as such term is used in Section 3(A)(9), 13(D)(2) and 14(D)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)), after which such Person, together with its “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of more than one-half (50%) of the total voting power of the company’s then outstanding voting securities, but excluding any such acquisition by the Company, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company (for purposes hereof, a “Subsidiary”), any employee benefit plan of the Company or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan), or by or for the benefit of Dennis Gillings and/or his family;

(B) The shareholders of the Company approve a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity that is not controlled by the Company, as a result of which less than one-half (50%) of the total voting power of the outstanding voting securities of the Company or of the successor corporation or entity after such transaction is held in the aggregate by the holders of the Company’s voting securities immediately prior to such transaction; or

(C) The shareholders of the Company approve a liquidation or dissolution of the company, or approve the sale or other disposition by the Company of all or substantially all of the Company’s assets to any Person (other than a transfer to a Subsidiary of the Company).

(D) The consummation of an underwritten initial public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, whether shares are sold by the Company, selling shareholders or both (an “IPO”), that results in over one-half (50%) of the Company’s then outstanding common stock being held by persons who were not shareholders of the Company prior to the IPO.

10.2 Upon a Change of Control, all Options shall become vested and exercisable as may otherwise be allowed under the terms of the Option Agreement.

11. EXECUTIVE REPRESENTATION. Executive represents and warrants that his employment and obligations under this Agreement will not: (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

12. OFFICERS AND DIRECTORS INDEMNIFICATION PROVISIONS. To the extent Executive serves as a Company and/or Affiliate officer or director, Executive shall be entitled to insurance under Company’s directors’ and officers’ indemnification policies comparable to any such insurance covering executives of the applicable entity serving in similar capacities. Further, the Company’s bylaws shall contain provisions granting to Executive the maximum indemnity protection allowed under applicable law and the Company hereby agrees to indemnify and hold harmless Executive in accordance with such maximum indemnity protection allowed under applicable law.

13. NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (i) upon delivery if delivered personally; (ii) on the fifth (5th) day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (iii) on the next day after being deposited with a reliable overnight delivery service; or (iv) upon receipt of an answer back confirmation, if transmitted by telefax, addressed to the below indicated telefax number. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and telefax number (if any) of the parties shall be as follows:

If to the Executive, to:	Kevin Gordon
134 Waverly Lane
Harleysville, Pennsylvania 19438

If to the Company, to:	Quintiles Transnational Corp.
4820 Emperor Blvd.
Durham, North Carolina 27703
Attn: General Counsel

provided that: (A) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (B) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

14. WAIVER OF BREACH. The Company’s or Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

15. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

16. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

17. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. The Company, at its discretion, may assign this Agreement to an affiliate or a successor. Because this Agreement is personal to Executive, Executive may not assign this Agreement.

18. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement.

19. SECTION 409A OF THE INTERNAL REVENUE CODE. The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

19.1 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

19.2 Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

19.3 Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

21. APPROVAL. This Agreement is not valid unless and until it is approved by the Board of Directors of the Company.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

Executive Signature	/s/ Kevin K. Gordon

Date	July 20, 2010

Quintiles Signature	/s/ Kathryn F. Twiddy

Name & Title	Kathryn F. Twiddy, VP, Sr Assoc GC

Date	7/29/10

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